Contact:	Arash A. Khazei Chief Financial Officer United PanAm Financial Corp. Tel: 949.224.1227 e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
SECOND QUARTER 2008 RESULTS

Irvine, California - July 24, 2008 - United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its second quarter ended June 30, 2008.

For the quarter ended June 30, 2008, UPFC reported net income of $4.1 million, compared to net income of $4.6 million for the same period a year ago. Interest income increased 0.9% to $57.6 million for the quarter ended June 30, 2008 from $57.1 million for the same period a year ago. UPFC reported net income of $0.26 per diluted share for the quarter ended June 30, 2008 compared to $0.28 per diluted share for the same period a year ago. The reported net income for the quarter ended June 30, 2008 also includes an after tax charge of $1.7 million or $0.11 per diluted share for restructuring charges associated with the closure of 22 branches.

During the quarter ended June 30, 2008, UPFC closed 22 branches bringing the total number of closures to 36 branches in 2008. There were 106 branches in operation as of July 24, 2008. The majority of closures were from the consolidation of branches within the same market. The loan portfolios of the closed branches represented less than 10% of the overall portfolio balance and will continue to be serviced by other branches within the same market or by UPFC’s Business Operation Unit in Texas. The closures resulted in a decrease in the number of employees of approximately 230 or 20% of the work force since December 31, 2007. These closures are expected to result in cost savings, including operating expenses, of $12.0 million to $15.0 million annually. The closures have improved operating leverage and allow UPFC to remain profitable at lower total origination levels. These branch closures have been achieved with no deterioration in servicing quality. The delinquencies over 30 days have dropped to 1.09% at June 30, 2008 from 1.24% at December 31, 2007. Charge-offs for the second quarter decreased to 6.66% from 7.14% in the first quarter of 2008 and 7.99% in the fourth quarter of 2007.

For the six months ended June 30, 2008, UPFC reported net income of $5.3 million, compared to net income of $7.7 million for the same period a year ago. Interest income increased 5.3% to $116.1 million for the six months ended June 30, 2008 from $110.3 million for the same period a year ago. UPFC reported net income of $0.34 per diluted share for the six months ended June 30, 2008 compared to $0.46 per diluted share for the same period a year ago. The reported net income for the six months ended June 30, 2008 also includes an after tax charge of $2.3 million or $0.15 per diluted share for restructuring charges associated with the closure of 36 branches during the six month ended June 30, 2008.

UPFC purchased $98.5 million of automobile contracts during the second quarter of 2008, compared with $167.8 million during the same period a year ago, representing a 41.3% decrease. This decrease was the result of the slowdown in the economy and current market conditions, in addition to UPFC’s focus on tighter underwriting criteria. Contracts outstanding totaled $917.5 million at June 30, 2008, compared with $918.6 million at June 30, 2007, representing a 0.1% decrease.

The decrease in net income for the quarter ended June 30, 2008 compared to the same period a year ago primarily reflects the following:

•	Interest income increased 0.9% to $57.6 million from $57.1 million due primarily to the increase in average loans of $32.7 million as a result of the purchase of additional automobile contracts.

•
Interest expense decreased 0.9% to $11.5 million from $11.6 million due primarily to the lower cost of funds on the warehouse line of credit. As a result, net interest margin increased from 79.7% for the quarter ended June 30, 2007 to 80.1% for the quarter ended June 30, 2008.

•
Provision for loan losses increased due to an increase in the annualized charge-off rate to 6.66% for the quarter ended June 30, 2008 from 5.04% for the same period a year ago. The major factors that continue to impact our charge-off rate are the overall deteriorating economic environment and increasing gasoline prices.

•
Non-interest expense increased to $25.0 million from $24.2 million for the same period a year ago. The increase in non-interest expense was due to a pretax restructuring charge of $2.8 million that was recorded for costs associated with closure of branches in the quarter ended June 30, 2008 ($1.7 million after tax). The restructuring charge included severance, fixed asset write-offs, post-closure costs and a $1.5 million reserve for estimated future lease obligations. Non-interest expense, excluding the restructuring charges, as a percentage of average loans dropped to 9.7% from 10.9% for the same period a year ago.

For the six months ended June 30, 2008, UPFC’s securitization notes payable decreased by $213.0 million and the borrowings under UPFC’s warehouse facility increased by $201.5 million. The reduction in securitization notes payable and the increase in borrowings under the warehouse facility reflect the fact that UPFC has not accessed the securitization market with a transaction since November 2007. If UPFC is unable to securitize a sufficient number of automobile installment sales contracts in a timely manner or obtain financing by other means, then UPFC’s liquidity position would be adversely affected, as UPFC will require continued execution of securitization transactions in order to fund future liquidity needs. In addition, unanticipated delays in closing a securitization would also increase UPFC’s interest rate risk by increasing the warehousing period for automobile installment sales contracts.

On October 18, 2007, UPFC executed a twelve month extension of the existing $300 million warehouse facility with Deutsche Bank, and as of June 30, 2008 the warehouse facility was drawn to $237.1 million. There is no assurance that UPFC will be able to obtain further advances under this facility during its term or that this facility will continue to be available beyond the current expiration date at reasonable terms or at all. Management is currently evaluating alternative sources of financing in case UPFC is unable to obtain advances for any reason under the warehouse facility. If UPFC is unable to obtain advances under the warehouse facility or arrange for other types of interim financing, UPFC will have to curtail or cease automobile contract purchasing activities, sell receivables on a whole-loan basis or otherwise revise the scale of its business, which would have a material adverse effect on UPFC’s financial position and results of operations.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with branch offices in 36 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; changes in the interest rate environment; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

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Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	June 30, 2008	December 31, 2007
(Dollars in thousands)
Assets
Cash	$8,257	$9,909
Short term investments	14,646	7,332
Cash and cash equivalents	22,903	17,241
Restricted cash	76,094	73,633
Loans	876,075	882,651
Allowance for loan losses	(49,290)	(48,386)
Loans, net	826,785	834,265
Premises and equipment, net	5,870	6,799
Interest receivable	10,071	10,424
Other assets	31,144	34,819
Total assets	$972,867	$977,181

Liabilities and Shareholders’ Equity
Securitization notes payable	$549,157	$762,245
Warehouse line of credit	237,144	35,625
Accrued expenses and other liabilities	11,091	9,660
Junior subordinated debentures	10,310	10,310
Total liabilities	807,702	817,840

Preferred stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 15,737,399 shares issued and outstanding at June 30, 2008 and December 31, 2007	49,990	49,504
Retained earnings	115,175	109,837

Total shareholders’ equity	165,165	159,341

Total liabilities and shareholders’ equity	$972,867	$977,181

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest Income
Loans	$57,090	$56,019	$114,797	$108,298
Short term investments and restricted cash	536	1,036	1,299	1,981
Total interest income	57,626	57,055	116,096	110,279
Interest Expense
Securitization notes payable	9,304	8,551	20,192	17,751
Warehouse line of credit	2,023	2,763	3,548	3,866
Other interest expense	146	288	339	498
Total interest expense	11,473	11,602	24,079	22,115
Net interest income	46,153	45,453	92,017	88,164
Provision for loan losses	15,080	14,024	32,722	28,505
Net interest income after provision for loan losses	31,073	31,429	59,295	59,659

Non-interest Income	568	500	1,039	847

Non-interest Expense
Compensation and benefits	14,904	15,594	31,819	30,933
Occupancy	2,140	2,263	4,604	4,446
Other non-interest expense	5,217	6,345	11,418	12,356
Restructuring charges	2,751	—	3,785	—
Total non-interest expense	25,012	24,202	51,626	47,735

Income before income taxes	6,629	7,727	8,708	12,771
Income taxes	2,565	3,090	3,370	5,108
Net income	$4,064	$4,637	$5,338	$7,663
Earnings per share-basic:
Net income	$0.26	$0.29	$0.34	$0.48
Weighted average basic shares outstanding	15,737	15,803	15,737	$16,121
Earnings per share-diluted:
Net income	$0.26	$0.28	$0.34	$0.46
Weighted average diluted shares outstanding	15,763	16,494	15,763	16,766

United PanAm Financial Corp. and Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2007	15,737,399	$49,504	$109,837	$159,341
Net income	—	—	5,338	5,338
Stock-based compensation expense	—	486	—	486
	___________	___________	___________	___________
Balance, June 30, 2008	15,737,399	$49,990	$115,175	$165,165

United PanAm Financial Corp. and Subsidiaries
Selected Financial Data

(Dollars in thousands)	At or For the Three Months Ended				At or For the Six Months Ended
	June 30, 2008		June 30, 2007		June 30, 2008		June 30, 2007

Operating Data
Contracts purchased	$98,508		$167,807		$228,438		$335,447
Contracts outstanding	$917,491		$918,638		$917,491		$918,638
Unearned acquisition discounts	$(41,416)		$(45,077)		$(41,416)		$(45,077)
Average loan balance	$925,891		$893,174		$926,135		$865,254
Unearned acquisition discounts to gross loans	4.51%		4.91%		4.51%		4.91%
Average percentage rate to borrowers	22.71%		22.62%		22.71%		22.62%

Loan Quality Data
Allowance for loan losses	$(49,290)		$(41,713)		$(49,290)		$(41,713)
Allowance for loan losses to gross loans net of unearned acquisition discounts	5.63%		4.78%		5.63%		4.78%
Delinquencies (% of net contracts) 31-60 days 61-90 days 90+ days	0.73 0.25 0.11	% % %	0.53 0.20 0.07	% % %	0.73 0.25 0.11	% % %	0.53 0.20 0.07	% % %
Total	1.09%		0.80%		1.09%		0.80%
Repossessions over 30 days past due (% of net contracts)	0.85%		0.54%		0.85%		0.54%
Annualized net charge-offs to average loans (1)	6.66%		5.04%		6.91%		5.32%

Other Data
Number of branches	106		144		106		144
Number of employees	947		1,035		947		1,035
Interest income	$57,626		$57,055		$116,096		$110,279
Interest expense	$11,473		$11,602		$24,079		$22,115
Interest margin	$46,153		$45,453		$92,017		$88,164
Net interest margin as a percentage of interest income	80.09%		79.67%		79.26%		79.95%
Net interest margin as a percentage of average loans (1)	20.05%		20.41%		19.98%		20.55%
Non-interest expense to average loans (1)	10.86%		10.87%		11.21%		11.13%
Non-interest expense to average loans (2)	9.67%		10.87%		10.39%		11.13%
Return on average assets (1)	1.67%		1.97%		1.10%		1.68%
Return on average shareholders’ equity (1)	10.03%		12.04%		6.65%		9.89%
Consolidated capital to assets ratio	16.98%		16.01%		16.98%		16.01%
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(1)	Quarterly information is annualized for comparability with full year information.
(2)	Excluding restructuring charges.